News Release

Public Storage
701 Western Avenue
Glendale, CA 91201-2349
PublicStorage.com

For Release	Immediately
Date	August 4, 2022
Contact	Ryan Burke
(818) 244-8080, Ext. 1141
Public Storage Reports Results for the Three and Six Months Ended June 30, 2022
GLENDALE, California – Public Storage (NYSE:PSA) announced today operating results for the three and six months ended June 30, 2022.
“Public Storage’s operating strength was evident during the quarter, with strong performance across the same store and non-same store portfolios driving an increase in our outlook for the back half of the year,” said Joe Russell, President and Chief Executive Officer. “As we approach our 50th Anniversary this month, I want to commend the Public Storage team, past and present, for delivering exceptional performance utilizing our industry-leading platform and digital customer experience, multi-factor external growth, and balance sheet strength. We are well positioned as we look to the future.”
Highlights for the Three Months Ended June 30, 2022
•Reported net income allocable to common shareholders of $3.42 per diluted share.
•Reported core FFO allocable to common shareholders (“Core FFO”) of $3.99 per diluted share, an increase of 26.7% relative to the same period in 2021.

•Increased Same Store (as defined below) direct net operating income by 17.8%, resulting from a 15.9% increase in Same Store revenues.

•Achieved 80.6% Same Store direct net operating income margin, an increase of 1.6% relative to the same period in 2021.

•Acquired ten self-storage facilities with 0.7 million net rentable square feet for $123.6 million. Subsequent to June 30, 2022, we acquired or were under contract to acquire 24 self-storage facilities with 1.7 million net rentable square feet, for $257.4 million.

•Completed various expansion projects with 0.3 million net rentable square feet costing $36.9 million. At June 30, 2022, we had various facilities in development and expansion with 5.4 million net rentable square feet estimated to cost $1.0 billion.

Operating Results for the Three Months Ended June 30, 2022
For the three months ended June 30, 2022, net income allocable to our common shareholders was $603.4 million or $3.42 per diluted common share, compared to $346.2 million or $1.97 per diluted common share in 2021, representing an increase of $257.2 million or $1.45 per diluted common share. The increase is due primarily to (i) a $160.9 million increase in self-storage net operating income, (ii) a $114.4 million increase in foreign currency exchange gains primarily associated with our Euro denominated notes payable, (iii) a $21.1 million increase in our equity share of gains on sale of real estate recorded by our unconsolidated real estate entities, and (iv) a $17.0 million decrease in allocations to preferred shareholders with respect to redemption of preferred shares, partially offset by (v) a $46.0 million increase in depreciation and amortization expense and (vi) a $10.9 million increase in interest expense.

The $160.9 million increase in self-storage net operating income in the three months ended June 30, 2022 as compared to the same period in 2021 is a result of a $95.7 million increase attributable to our Same Store Facilities and a $65.2 million increase attributable to our Non-Same Store Facilities (as defined below). Revenues for the Same Store Facilities increased 15.9% or $108.4 million in the three months ended June 30, 2022 as compared to 2021, due primarily to higher realized annual rent per available square foot. Cost of operations for the Same Store Facilities increased by 7.6% or $12.7 million in the three months ended June 30, 2022 as compared to 2021, due primarily to increased property tax expense, on-site property manager payroll expense, marketing expense, other direct property costs, and centralized management costs. The increase in net operating income of $65.2 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021 and the fill-up of recently developed and expanded facilities.
Operating Results for the Six Months Ended June 30, 2022
For the six months ended June 30, 2022, net income allocable to our common shareholders was $1,067.5 million or $6.05 per diluted common share, compared to $732.1 million or $4.18 per diluted common share in 2021, representing an increase of $335.4 million or $1.87 per diluted common share. The increase is due primarily to (i) a $328.2 million increase in self-storage net operating income, (ii) a $104.4 million increase in foreign currency exchange gains primarily associated with our Euro denominated notes payable, (iii) a $44.7 million increase in our equity share of gains on sale of real estate recorded by our unconsolidated real estate entities, and (iv) a $17.0 million decrease in allocations to preferred shareholders with respect to redemption of preferred shares, partially offset by (v) a $121.2 million increase in depreciation and amortization expense and (vi) a $28.8 million increase in interest expense.
The $328.2 million increase in self-storage net operating income in the six months ended June 30, 2022 as compared to the same period in 2021 is a result of a $191.3 million increase attributable to our Same Store Facilities and a $136.9 million increase attributable to our Non-Same Store Facilities. Revenues for the Same Store Facilities increased 15.9% or $210.5 million in the six months ended June 30, 2022 as compared to 2021, due primarily to higher realized annual rent per available square foot. Cost of operations for the Same Store Facilities increased by 5.5% or $19.2 million in the six months ended June 30, 2022 as compared to 2021, due primarily to increased property tax expense, on-site property manager payroll expense, other direct property costs, and centralized management costs. The increase in net operating income of $136.9 million for the Non-Same Store Facilities is due primarily to the impact of facilities acquired in 2021 and the fill-up of recently developed and expanded facilities.
Funds from Operations
For the three months ended June 30, 2022, funds from operations (“FFO”) was $4.58 per diluted common share as compared to $2.99 in the same period in 2021, representing an increase of 53.2%. FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation and amortization expense, gains and losses and impairment charges with respect to real estate assets. A reconciliation of GAAP diluted net income per share to FFO per share, and additional descriptive information regarding this non-GAAP measure, is attached.
For the six months ended June 30, 2022, FFO was $8.41 per diluted common share, as compared to $6.07 in the same period in 2021, representing an increase of 38.6%.
We also present “Core FFO” and “Core FFO per share,” non-GAAP measures that represent FFO and FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, unrealized gain on private equity investments and our equity share of merger transaction costs, severance of a senior executive, and casualties from our equity investees. We review Core FFO and Core FFO per share to evaluate our ongoing operating performance, and we believe they are used by investors and REIT analysts in a similar manner. However, Core FFO and Core FFO per share are not substitutes for net income and net income per share. Because other REITs may not compute Core FFO or Core FFO per share in the same manner as we do, may not use the same terminology, or may not present such measures, Core FFO and Core FFO per share may not be comparable among REITs.

The following table reconciles FFO per share to Core FFO per share and FFO to Core FFO, respectively (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Percentage Change	2022	2021	Percentage Change

	(Amounts in thousands, except per share data)
Reconciliation of FFO per Share to Core FFO per Share:
FFO per share	$4.58	$2.99	53.2%	$8.41	$6.07	38.6%
Eliminate the per share impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange (gain) loss	(0.58)	0.07		(0.78)	(0.19)
Preferred share redemption charge	—	0.10		—	0.10
Other items	(0.01)	(0.01)		0.01	(0.01)
Core FFO per share	$3.99	$3.15	26.7%	$7.64	$5.97	28.0%

Reconciliation of FFO to Core FFO:
FFO allocable to common shares	$807,481	$525,009	53.8%	$1,483,685	$1,064,263	39.4%
Eliminate the impact of items excluded from Core FFO, including our equity share from investments:
Foreign currency exchange (gain) loss	(101,723)	12,707		(137,100)	(32,678)
Preferred share redemption charge	—	16,989		—	16,989
Other items	(1,781)	(2,194)		766	(2,543)
Core FFO allocable to common shares	$703,977	$552,511	27.4%	$1,347,351	$1,046,031	28.8%
Diluted weighted average common shares	176,312	175,547		176,325	175,194
Core FFO per share	$3.99	$3.15	26.7%	$7.64	$5.97	28.0%

Property Operations – Same Store Facilities
The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues, and cost of operations since January 1, 2020. The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2020, 2021, and 2022 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store information is used by investors and analysts in a similar manner. However, because other REITs may not compute Same Store Facilities in the same manner as we do, may not use the same terminology, or may not present such a measure, Same Store Facilities may not be comparable among REITs. The following table summarizes the historical operating results of these 2,282 facilities (149.5 million net rentable square feet) that represent approximately 75% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at June 30, 2022 (unaudited):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Percentage Change	2022	2021	Percentage Change

	(Dollar amounts in thousands, except for per square foot data)
Revenues (a):
Rental income	$765,081	$661,345	15.7%	$1,490,514	$1,288,497	15.7%
Late charges and administrative fees	23,857	19,197	24.3%	47,694	39,245	21.5%
Total revenues	788,938	680,542	15.9%	1,538,208	1,327,742	15.9%

Direct cost of operations (a):
Property taxes	71,227	67,484	5.5%	141,231	134,266	5.2%
On-site property manager payroll	29,531	25,650	15.1%	60,231	54,394	10.7%
Repairs and maintenance	13,255	13,107	1.1%	28,745	26,128	10.0%
Utilities	10,143	9,379	8.1%	21,589	20,175	7.0%
Marketing	8,648	6,863	26.0%	19,888	21,473	(7.4)%
Other direct property costs	20,253	18,311	10.6%	40,319	36,675	9.9%
Total direct cost of operations	153,057	140,794	8.7%	312,003	293,111	6.4%
Direct net operating income (b)	635,881	539,748	17.8%	1,226,205	1,034,631	18.5%
Indirect cost of operations (a):
Supervisory payroll	(8,739)	(9,214)	(5.2)%	(18,306)	(19,544)	(6.3)%
Centralized management costs	(14,767)	(13,091)	12.8%	(30,324)	(26,328)	15.2%
Share-based compensation	(3,768)	(4,554)	(17.3)%	(7,627)	(10,089)	(24.4)%
Net operating income (c)	$608,607	$512,889	18.7%	$1,169,948	$978,670	19.5%

Gross margin (before indirect costs, depreciation and amortization expense)	80.6%	79.3%	1.6%	79.7%	77.9%	2.3%

Gross margin (before depreciation and amortization expense)	77.1%	75.4%	2.3%	76.1%	73.7%	3.3%

Weighted average for the period:
Square foot occupancy	95.8%	97.0%	(1.2)%	95.7%	96.3%	(0.6)%
Realized annual rental income per (d):
Occupied square foot	$21.37	$18.23	17.2%	$20.83	$17.89	16.4%
Available square foot	$20.47	$17.69	15.7%	$19.94	$17.23	15.7%
At June 30:
Square foot occupancy				94.8%	96.5%	(1.8)%
Annual contract rent per occupied square foot (e)				$21.92	$18.67	17.4%

(a)Revenues and cost of operations do not include tenant reinsurance and merchandise sales and expenses generated at the facilities.
(b)Direct net operating income (“Direct NOI”), a subtotal within NOI, is a non-GAAP financial measure that excludes the impact of supervisory payroll, centralized management costs, and share-based compensation in addition to depreciation and amortization expense. We utilize direct net operating income in evaluating property performance and in evaluating property operating trends as compared to our competitors.
(c)See attached reconciliation of self-storage NOI to net income.
(d)Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period. Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period. These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue. Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins. In addition, the rates charged for late charges and administrative fees can vary independently from rental rates. These measures take into consideration promotional discounts, which reduce rental income.
(e)Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.  Contract rates are initially set in the lease agreement upon move-in, and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.
Property Operations – Non-Same Store Facilities

In addition to the 2,282 Same Store Facilities, we have 525 facilities that were not stabilized with respect to occupancies, revenues, or cost of operations since January 1, 2020 or that we did not own as of January 1, 2020, including 314 facilities that were acquired, 54 newly developed facilities, 91 facilities that have been expanded or are targeted for expansion, and 66 facilities that are unstabilized because they are under fill-up or were damaged in casualty events (collectively, the “Non-Same Store Facilities”). Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Analysis of Net Income – Self-Storage Operations” in our June 30, 2022 Form 10-Q.
Investing and Capital Activities
During the three months ended June 30, 2022, we acquired ten self-storage facilities (two each in North Carolina and Texas, and one each in Colorado, Florida, Georgia, Maryland, Oregon, and Tennessee) with 0.7 million net rentable square feet for $123.6 million. During the six months ended June 30, 2022, we acquired 20 self-storage facilities (five in Texas, three in North Carolina, two in Maryland, and one each in Arizona, Colorado, Florida, Georgia, Indiana, Minnesota, Nevada, Oregon, Pennsylvania, and Tennessee) with 1.5 million net rentable square feet for $251.3 million.
Subsequent to June 30, 2022, we acquired or were under contract to acquire 24 self-storage facilities across ten states with 1.7 million net rentable square feet, for $257.4 million. Additionally, on July 8, 2022, we acquired the commercial interests of PS Business Parks, Inc. (“PSB”) at three sites, totaling five properties, jointly occupied with our self-storage facilities located in Maryland and Virginia, for $47 million.
During 2021, we acquired a portfolio of 48 properties (4.1 million net rentable square feet) operated under the brand name of ezStorage for $1.8 billion, which includes 47 self-storage facilities and a property that was under construction. These facilities generated revenues of $48.7 million, NOI of $38.3 million (including Direct NOI of $39.7 million), and average square footage occupancy of 89.7% for the six months ended June 30, 2022.
During 2021, we acquired a portfolio of 56 properties (7.5 million net rentable square feet) operated under the brand name of All Storage for $1.5 billion, with 55 properties closed in the fourth quarter of 2021 and one property closed in February 2022. These facilities generated revenues of $35.2 million, NOI of $21.4 million (including Direct NOI of $22.8 million), and average square footage occupancy of 78.4% for the six months ended June 30, 2022.
During the three months ended June 30, 2022, we completed various expansion projects (0.3 million net rentable square feet – 0.2 million in Minnesota and 0.1 million in Florida) costing $36.9 million. During six months ended June 30, 2022, we completed various expansion projects (0.4 million net rentable square feet – 0.2 million in Minnesota, 0.1 million in Florida and 0.1 million in other states) costing $56.3 million. At June 30, 2022, we had various facilities in development (2.6 million net rentable square feet) estimated to cost $480.3 million and various expansion projects (2.8 million net rentable square feet) estimated to cost $547.0 million. Our aggregate 5.4 million net rentable square foot pipeline of development and expansion facilities includes

1.6 million in California, 0.7 million in Texas, 0.6 million in Florida, 0.5 million in Maryland, 0.3 million Washington, 0.2 million each in Hawaii, Michigan, Nevada, New Jersey, and New York, and 0.7 million in other states. The remaining $647.3 million of development costs for these projects is expected to be incurred primarily in the next 18 to 24 months.
On April 24, 2022, PSB entered into an Agreement and Plan of Merger whereby affiliates of Blackstone Real Estate ("Blackstone") agreed to acquire all outstanding shares of PSB's common stock for $187.50 per share in cash. On July 20, 2022, PSB announced that it completed the merger transaction with Blackstone. Each share of PSB common stock and each common unit of partnership interest we held in PSB were converted into the right to receive the merger consideration of $187.50 per share or unit and a $0.22 prorated quarterly cash dividend per share or unit, for a total of $187.72 per share or unit. At the close of the merger transaction, we received a total of $2.7 billion of cash proceeds and recognized a $2.1 billion gain on the sale of our equity investment in PSB in the Consolidated Statement of Income for the third quarter of 2022.
In connection with the sale of our equity investment in PSB, on July 22, 2022, our Board of Trustees declared a special cash dividend of $13.15 per common share. The special dividend is payable on August 4, 2022 to shareholders of record as of August 1, 2022.
On July 26, 2022, the Company called for redemption on August 15, 2022 its 2.370% Senior Notes, with an aggregate outstanding principal amount of $500.0 million, due September 15, 2022.
Distributions Declared
On August 3, 2022, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share. The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on September 29, 2022 to shareholders of record as of September 14, 2022.
Outlook for the Year Ending December 31, 2022
The following table outlines the Company’s Core FFO per share estimate and certain underlying assumptions for the year ending December 31, 2022, including estimates for the impact of the sale of our investment in PSB to Blackstone on July 20, 2022:

	Guidance Ranges for 2022
	Low	High
	(Amounts in thousands, except per share data)
Same Store:
Revenue growth	12.00%	15.00%
Expense growth	6.00%	8.00%
Net operating income growth	13.40%	18.00%

Acquisitions	$1,000,000
Development openings	$250,000
Non-Same Store net operating income	$480,000	$500,000
Ancillary net operating income	$155,000	$160,000
General and administrative expense	$105,000	$111,000
Interest expense	$133,000
Preferred dividends	$195,000
Capital expenditures	$300,000

Core FFO per share (before the impact of the sale of PSB)	$15.22	$15.92
Impact of the sale of PSB	(0.22)	(0.22)
Core FFO per share	$15.00	$15.70

Incremental Non-Same Store NOI to stabilization (2023 and beyond)	$172,000
Forward-looking Core FFO per share measures exclude estimates for the impact of (i) foreign currency exchange gains and losses, (ii) charges related to the redemption of preferred securities, and (iii) certain other significant non-cash and/or nonrecurring income or expense items such as loss contingency accruals, casualties, transactional due diligence, and advisory costs. Public Storage is unable to provide a reconciliation of Core FFO per share guidance measures to corresponding U.S. GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability of most of the foregoing items that have been excluded. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future U.S. GAAP results.
Second Quarter Conference Call
A conference call is scheduled for August 5, 2022 at 9:00 a.m. (PDT) to discuss the second quarter earnings results.  The domestic dial-in number is (866) 342-8591, and the international dial-in number is (203) 518-9713 (conference ID number for either domestic or international is PSAQ222). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through August 12, 2022 by calling (888) 219-1276 (domestic), (402) 220-4949 (international) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”
About Public Storage
Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities. At June 30, 2022, we had: (i) interests in 2,807 self-storage facilities located in 39 states with approximately 200 million net rentable square feet in the United States, and (ii) a 35% common equity interest in Shurgard Self-Storage SA (Euronext Brussels:SHUR), which owned 256 self-storage facilities located in seven Western European nations with approximately 14 million net rentable square feet operated under the Shurgard® brand. On July 20, 2022, in connection with the closing of PS Business Parks, Inc.’s merger transaction with affiliates of Blackstone Real Estate, we completed the sale of our approximate 41% common equity interest in PS Business Parks, Inc. in its entirety. Our headquarters are located in Glendale, California.
This press release, our Form 10-Q for the second quarter of 2022, a financial supplement, and additional information about Public Storage are available on our website, www.publicstorage.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements relating to our 2022 outlook and all underlying assumptions, our expected acquisition, disposition, development and redevelopment activity, supply and demand for our self-storage facilities, information relating to operating trends in our markets, expectations regarding operating expenses, including property tax changes, our strategic priorities, expectations with respect to financing activities, rental rates, cap rates and yields, leasing expectations, our credit ratings, and all other statements other than statements of historical fact. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this press release, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may impact future results and performance include, but are not limited to those factors and risks described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 22, 2022 and in our other filings with the SEC. These include changes in demand for our facilities, impacts of natural disasters, adverse changes in laws and regulations including governing property tax, evictions, rental rates, minimum wage levels, and insurance, adverse economic effects from the COVID-19 pandemic, international military conflicts, or similar events impacting public health and/or economic activity, increases in the costs of our primary customer acquisition channels, adverse impacts to us and our customers from inflation, unfavorable foreign currency rate fluctuations, changes in federal or state tax laws related to the taxation of REITs, and security breaches, including ransomware, or a failure of our networks, systems or technology.

PUBLIC STORAGE
SELECTED CONSOLIDATED INCOME STATEMENT DATA
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenues:
Self-storage facilities	$973,286	$776,993	$1,890,301	$1,493,340
Ancillary operations	58,759	52,322	115,189	103,237
	1,032,045	829,315	2,005,490	1,596,577

Expenses:
Self-storage cost of operations	237,989	202,595	483,483	414,700
Ancillary cost of operations	17,210	15,991	32,725	32,309
Depreciation and amortization	218,708	172,728	440,836	319,587
General and administrative	28,831	27,740	51,900	47,314
Interest expense	32,941	21,994	66,065	37,244
	535,679	441,048	1,075,009	851,154

Other increases (decreases) to net income:
Interest and other income	10,279	3,113	13,658	5,965
Equity in earnings of unconsolidated real estate entities	48,525	29,066	91,949	48,522
Foreign currency exchange gain (loss)	101,723	(12,707)	137,100	32,678
Gain on sale of real estate	—	3,991	—	13,404
Net income	656,893	411,730	1,173,188	845,992
Allocation to noncontrolling interests	(3,043)	(1,304)	(5,395)	(2,530)
Net income allocable to Public Storage shareholders	653,850	410,426	1,167,793	843,462
Allocation of net income to:
Preferred shareholders – distributions	(48,673)	(46,183)	(97,038)	(92,263)
Preferred shareholders – redemptions	—	(16,989)	—	(16,989)
Restricted share units	(1,796)	(1,005)	(3,250)	(2,151)
Net income allocable to common shareholders	$603,381	$346,249	$1,067,505	$732,059

Per common share:
Net income per common share – Basic	$3.44	$1.98	$6.09	$4.19
Net income per common share – Diluted	$3.42	$1.97	$6.05	$4.18
Weighted average common shares – Basic	175,229	174,824	175,200	174,718
Weighted average common shares – Diluted	176,312	175,547	176,325	175,194

PUBLIC STORAGE
SELECTED CONSOLIDATED BALANCE SHEET DATA
(Amounts in thousands, except share and per share data)

	June 30, 2022	December 31, 2021
ASSETS	(Unaudited)

Cash and equivalents	$1,013,886	$734,599
Real estate facilities, at cost:
Land	5,175,744	5,134,060
Buildings	18,139,804	17,673,773
	23,315,548	22,807,833
Accumulated depreciation	(8,150,113)	(7,773,308)
	15,165,435	15,034,525
Construction in process	380,060	272,471
	15,545,495	15,306,996

Investments in unconsolidated real estate entities	845,894	828,763
Goodwill and other intangible assets, net	249,744	302,894
Other assets	207,832	207,656
Total assets	$17,862,851	$17,380,908

LIABILITIES AND EQUITY

Notes payable	$7,340,904	$7,475,279
Accrued and other liabilities	473,599	482,091
Total liabilities	7,814,503	7,957,370

Redeemable noncontrolling interests	—	68,249

Equity:
Public Storage shareholders’ equity:
Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 174,000 shares issued (in series) and outstanding, (164,000 at December 31, 2021) at liquidation preference	4,350,000	4,100,000
Common Shares, $0.10 par value, 650,000,000 shares authorized, 175,239,263 shares issued and outstanding (175,134,455 shares at December 31, 2021)	17,524	17,513
Paid-in capital	5,848,632	5,821,667
Accumulated deficit	(182,213)	(550,416)
Accumulated other comprehensive loss	(79,217)	(53,587)
Total Public Storage shareholders’ equity	9,954,726	9,335,177
Noncontrolling interests	93,622	20,112
Total equity	10,048,348	9,355,289
Total liabilities, redeemable noncontrolling interests and equity	$17,862,851	$17,380,908

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution
(Unaudited – amounts in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Computation of FFO per Share:
Net income allocable to common shareholders	$603,381	$346,249	$1,067,505	$732,059
Eliminate items excluded from FFO:
Depreciation and amortization	217,373	171,738	438,168	317,607
Depreciation from unconsolidated real estate investments	17,566	17,343	34,386	35,276
Depreciation allocated to noncontrolling interests and restricted share unitholders	(1,533)	(1,124)	(3,190)	(2,095)
Gains on sale of real estate investments, including our equity share from investments	(29,306)	(9,197)	(53,184)	(18,584)
FFO allocable to common shares (a)	$807,481	$525,009	$1,483,685	$1,064,263
Diluted weighted average common shares	176,312	175,547	176,325	175,194
FFO per share (a)	$4.58	$2.99	$8.41	$6.07
Reconciliation of Diluted Earnings per Share to FFO per Share:
Diluted earnings per share	$3.42	$1.97	$6.05	$4.18
Eliminate amounts per share excluded from FFO:
Depreciation and amortization	1.32	1.07	2.66	2.00
Gains on sale of real estate investments, including our equity share from investments	(0.16)	(0.05)	(0.30)	(0.11)
FFO per share (a)	$4.58	$2.99	$8.41	$6.07
Computation of Funds Available for Distribution (“FAD”):
FFO allocable to common shares	$807,481	$525,009	$1,483,685	$1,064,263
Eliminate effect of items included in FFO but not FAD:
Share-based compensation expense in excess of cash paid	15,292	18,075	18,646	25,198
Foreign currency exchange (gain) loss	(101,723)	12,707	(137,100)	(32,678)
Impact of preferred share redemption charges, including equity investment share	—	16,989	—	16,989
Less: Capital expenditures to maintain real estate facilities	(114,214)	(58,823)	(205,558)	(94,616)
FAD (a)	$606,836	$513,957	$1,159,673	$979,156
Distributions paid to common shareholders and restricted share units	$351,289	$350,054	$702,552	$700,150
Distribution payout ratio	57.9%	68.1%	60.6%	71.5%
Distributions per common share	$2.00	$2.00	$4.00	$4.00

(a)FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents GAAP net income before depreciation and amortization, real estate gains or losses and impairment charges, which are excluded because they are based upon historical costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures. We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment and common distributions. We believe investors and analysts utilize FAD in a similar manner. FFO and FFO per share are not a substitute for net income or earnings per share. FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

PUBLIC STORAGE
SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to Net Income
(Unaudited – amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Self-storage revenues for:
Same Store Facilities	$788,938	$680,542	$1,538,208	$1,327,742
Acquired facilities	95,498	32,372	181,869	43,495
Newly developed and expanded facilities	65,899	46,214	125,975	87,691
Other non-same store facilities	22,951	17,865	44,249	34,412
Self-storage revenues	973,286	776,993	1,890,301	1,493,340

Self-storage cost of operations for:
Same Store Facilities	180,331	167,653	368,260	349,072
Acquired facilities	32,860	11,961	63,891	19,138
Newly developed and expanded facilities	19,304	17,300	38,721	34,635
Other non-same store facilities	5,494	5,681	12,611	11,855
Self-storage cost of operations	237,989	202,595	483,483	414,700

Self-storage NOI for:
Same Store Facilities	608,607	512,889	1,169,948	978,670
Acquired facilities	62,638	20,411	117,978	24,357
Newly developed and expanded facilities	46,595	28,914	87,254	53,056
Other non-same store facilities	17,457	12,184	31,638	22,557
Self-storage NOI (a)	735,297	574,398	1,406,818	1,078,640
Ancillary revenues	58,759	52,322	115,189	103,237
Ancillary cost of operations	(17,210)	(15,991)	(32,725)	(32,309)
Depreciation and amortization	(218,708)	(172,728)	(440,836)	(319,587)
General and administrative expense	(28,831)	(27,740)	(51,900)	(47,314)
Interest and other income	10,279	3,113	13,658	5,965
Interest expense	(32,941)	(21,994)	(66,065)	(37,244)
Equity in earnings of unconsolidated real estate entities	48,525	29,066	91,949	48,522
Gain on sale of real estate	—	3,991	—	13,404
Foreign currency exchange gain (loss)	101,723	(12,707)	137,100	32,678
Net income on our income statement	$656,893	$411,730	$1,173,188	$845,992

(a)Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends. We believe that investors and analysts utilize NOI in a similar manner. NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results. This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.